SiriCOMM Enters into Financing Agreement

Company Moving Forward with Network Enhancement Initiatives

Wednesday April 25, 8:00 am ET

JOPLIN, Mo., April 25 /PRNewswire-FirstCall/ -- SiriCOMM, Inc., (OTC Bulletin Board: SIRC - News) today announced that it has closed on a financing agreement on April 20, 2007 with a group of investors led by Quest Capital Alliance II, L.L.C. on a secured, convertible loan package totaling $1.0 million with provisions for up to $0.5 million of additional financing on the same terms. The loan is evidenced by 12% Secured Convertible Debentures in the principal amount of $1,000,000 and secured by SiriCOMM’s wireless network. This financing is in addition to a financing with Sunflower Capital, LLC in the amount of $0.5 million which closed on March 14, 2007. Proceeds from these financings will be used for further development of the Company’s nationwide wireless network, new product development, and general operating requirements.

“With this funding in place, we will be able to execute the next phase of our business plan,” stated Mark Grannell, SiriCOMM president and CEO. “We are focusing our near-term efforts on enhancements to our subscriber’s experience and revenue generating initiatives that we expect to improve cash flow performance.”

About SiriCOMM

SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to utilize and leverage information. The company uses Wi-Fi and radio-frequency technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM’s products, increased levels of competition for the company, new products and technological changes, SiriCOMM’s dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM’s periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

For Press Information:

John Burton

John.Burton@siricomm.com

SiriCOMM, Inc.

913-647-5223

Source: SiriCOMM, Inc.